EXHIBIT 99.1
News Release
Contacts:	Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Reports Net Income of $145.2 Million for the Second Quarter of 2008
Net Income Rises 32% Year-Over-Year In Record Quarterly Performance

WEST CHESTER, OH, July 22, 2008 – AK Steel (NYSE: AKS) today reported net income of $145.2 million, or $1.29 per diluted share of common stock, for the second quarter of 2008, compared to net income of $109.9 million, or $0.98 per diluted share, for the second quarter of 2007.
Net sales for the second quarter of 2008 were a record $2,236.6 million on shipments of 1,737,800 tons, also a record, compared to sales of $1,869.5 million on shipments of 1,711,400 tons for the year-ago quarter.  The company said its average selling price for the second quarter of 2008 was a record $1,287 per ton, a 13% increase over the $1,135 per-ton mark set in the first quarter of 2008, and about 18% higher than the $1,092 per-ton price for the second quarter of 2007.  The increase in per-ton selling prices resulted from higher contract and spot market pricing driven by strong demand and record raw material and energy cost increases.
Second-quarter 2008 operating profit was $237.9 million, or $137 per ton, both records, compared to $187.4 million, or $109 per ton, in the second quarter of 2007.  The year-ago quarter was impacted by a pre-tax, non-cash pension curtailment charge of $24.7 million related to a labor agreement for the company’s Middletown Works.  The year-over-year operating profit improvement was primarily the result of higher spot market shipments and overall higher selling prices in all markets the company serves, coupled with continued strong cost controls.
           “Despite unprecedented raw material and energy cost increases and weakness in several markets, AK Steel employees have shown they can ‘forge ahead’ and deliver record operating and financial performances,” said James L. Wainscott, chairman, president and CEO.  “AK Steel has once again demonstrated its expertise as a world-class steelmaker.”
Six-Month Results
For the first six months of 2008, the company reported net income of $246.3 million, or $2.19 per diluted share.   Net income for the corresponding 2007 period was $172.6 million, or $1.55 per diluted share.
First-half 2008 sales were a record $4,028.0 million compared to $3,589.4 million in the first half of 2007. Operating profit in the first six months of 2008 was $407.6 million, or $123 per ton, compared to $307.4 million, or $93 per ton, for the first half of 2007.  This improvement is primarily the result of higher shipments, higher selling prices and lower operating costs.  Operating profit for the first half of 2007 was impacted by pre-tax, non-cash pension curtailment charges totaling $39.8 million related to new labor agreements for the company’s Middletown Works and Mansfield Works.  During the first half of 2008, the company made $150.0 million in early pension fund contributions and ended the second quarter with $380.8 million of cash on hand and $680.9  million of availability under its credit facility.
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Third-Quarter 2008 Outlook
AK Steel said it expects shipments for the third quarter of 2008 to be approximately 1,550,000 tons, which will be lower than second quarter 2008 levels.  The sequential drop in shipments results primarily from expected seasonally lower automotive shipments and a planned five-day outage at the company’s Middletown Works hot strip mill.  The company also expects higher raw material and energy costs relative to the second quarter.   AK Steel anticipates that its third-quarter 2008 average per-ton selling prices will be about 10% higher compared to the second quarter of 2008, and the company expects to generate operating profit in a range between $170 and $175 per ton, which would represent a record performance.
Safe Harbor Statement
The statements in this release with respect to future results reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management.  Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.
AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, appliance, construction and electrical power generation and distribution markets.  The company employs about 6,500 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio.  Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
AK Tube LLC, a wholly owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana.  AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets.  Additional information about AK Tube LLC is available on its web site at www.aktube.com.
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AK Steel Holding Corporation
Statements of Operations
(Unaudited)
(Dollars and Shares in Millions, Except Per Share and Per Ton Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Shipments (000 tons)	1,737.8	1,711.4	3,316.2	3,307.6
Selling price per ton	$1,287	$1,092	$1,215	$1,085

Net sales	$2,236.6	$1,869.5	$4,028.0	$3,589.4

Cost of products sold	1,892.3	1,552.1	3,405.5	3,033.0
Selling and administrative expenses	55.0	55.4	111.5	109.5
Depreciation	51.4	49.9	103.4	99.7
Pension curtailment charges	-	24.7	-	39.8
Total operating costs	1,998.7	1,682.1	3,620.4	3,282.0

Operating profit	237.9	187.4	407.6	307.4

Interest expense	11.6	16.9	23.3	41.5
Other income	3.5	4.1	9.0	8.2

Income before income taxes	229.8	174.6	393.3	274.1

Income tax provision	84.6	64.7	147.0	101.5

Net income	$145.2	$109.9	$246.3	$172.6

Basic earnings per share:
Net income	$1.30	$0.99	$2.21	$1.56

Diluted earnings per share:
Net income	$1.29	$0.98	$2.19	$1.55

Weighted average shares outstanding:
Basic	111.6	110.8	111.5	110.6
Diluted	112.6	111.9	112.5	111.6

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AK Steel Holding Corporation
Consolidated Balance Sheets
(Dollars in millions, except per share amounts)

	(Unaudited)
	June 30,	December 31,
	2008	2007

Assets
Current Assets
Cash and cash equivalents	$380.8	$713.6
Accounts and notes receivables, net	905.6	675.0
Inventories, net	708.4	646.8
Other current assets	397.0	391.4
Total Current Assets	2,391.8	2,426.8

Property, plant and equipment	5,202.5	5,131.1
Accumulated depreciation	(3,164.2)	(3,065.2)
Property, plant and equipment, net	2,038.3	2,065.9
Other	471.6	704.7

Total Assets	$4,901.7	$5,197.4

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$788.4	$588.2
Other accruals	253.8	214.0
Current portion of long term debt	12.8	12.7
Current portion of pension & other postretirement benefit obligations	159.7	158.0
Total Current Liabilities	1,214.7	972.9

Long-term debt	652.4	652.7
Pension & other postretirement benefit obligations	1,567.3	2,537.2
Other liabilities	164.1	159.9

Total Liabilities	3,598.5	4,322.7

Shareholders' Equity
Common stock - 2008; authorized 200,000,000 shares of $0.01 par value each; 121,264,379 shares issued; 112,206,470 shares outstanding	1.2	1.2
Additional paid-in capital	1,889.5	1,867.6
Treasury stock - 2008; 9,057,909 shares at cost	(136.3)	(126.8)
Accumulated deficit	(687.4)	(915.1)
Accumulated other comprehensive income	236.2	47.8
Total Shareholders' Equity	1,303.2	874.7

Total Liabilities and Shareholders' Equity	$4,901.7	$5,197.4

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AK Steel Holding Corporation
Statements of Cash Flows
(Unaudited)
(Dollars in millions)

	Six Months Ended
	June 30,
	2008	2007

Cash Flow From Operating Activities:
Net income	$246.3	$172.6
Depreciation	103.4	99.7
Amortization	5.8	9.6
Deferred taxes	105.2	48.4
Contributions to the pension trust	(150.0)	(180.0)
Contribution to MW retirees VEBA	(468.0)	-
Pension and other postretirement benefit expense
in excess of (less than) payments	(43.8)	(33.5)
Pension curtailment charges	-	39.8
Tax benefits from stock-based compensation	(12.3)	(5.5)
Working capital	(15.1)	89.1
Other, net	(10.5)	9.9
Net Cash Flow From Operating Activities	(239.0)	250.1

Cash Flow From Investing Activities:
Capital investments	(86.2)	(35.1)
Investments - net	(4.2)	8.6
Proceeds from sale of PP&E	0.4	-
Proceeds from draw on restricted funds for emission control expenditures	-	2.5
Other, net	0.3	0.7
Net Cash Flow From Investing Activities	(89.7)	(23.3)

Cash Flow From Financing Activities:
Principal payments on long-term debt	(0.3)	(300.0)
Fees related to new credit facility	-	(2.6)
Proceeds from exercise of stock options	3.3	8.8
Purchase of treasury stock	(9.5)	(1.8)
Tax benefits from stock-based compensation	12.3	5.5
Common stock dividends	(11.2)	-
Other, net	1.3	(0.2)
Net Cash Flow From Financing Activities	(4.1)	(290.3)

Net Decrease in Cash	(332.8)	(63.5)

Cash and Cash Equivalents, Beginning	713.6	519.4

Cash and Cash Equivalents, Ending	$380.8	$455.9

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AK Steel Holding Corporation
(Unaudited)

Steel Shipments

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Tons Shipped by Product (000's)
Stainless/Electrical	274.7	270.5	511.8	546.5
Coated	717.1	686.9	1,423.4	1,354.4
Cold Rolled	349.0	328.5	656.0	637.8
Tubular	34.3	38.5	67.7	78.4
Subtotal Value-added Shipments	1,375.1	1,324.4	2,658.9	2,617.1

Hot Rolled	318.3	313.1	556.0	548.1
Secondary	44.4	73.9	101.3	142.4
Subtotal Non Value-added Shipments	362.7	387.0	657.3	690.5

Total Shipments	1,737.8	1,711.4	3,316.2	3,307.6

Shipments by Product (%)
Stainless/Electrical	15.8%	15.8%	15.4%	16.5%
Coated	41.3%	40.1%	42.9%	40.9%
Cold Rolled	20.1%	19.2%	19.8%	19.3%
Tubular	2.0%	2.2%	2.0%	2.4%
Subtotal Value-added Shipments	79.2%	77.3%	80.1%	79.1%

Hot Rolled	18.3%	18.3%	16.8%	16.6%
Secondary	2.5%	4.4%	3.1%	4.3%
Subtotal Non Value-added Shipments	20.8%	22.7%	19.9%	20.9%

Total Shipments	100.0%	100.0%	100.0%	100.0%

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